UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2006

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 19, 2006, Guess?, Inc. (“Guess”) and its wholly-owned subsidiary, Guess? Canada Corporation (“Guess Canada” and together with Guess, the “Company”), entered into a Credit Agreement with Bank of America, N.A., as administrative agent for lenders from time to time party thereto (the “New Credit Facility”).  The New Credit Facility provides for an $85 million revolving multicurrency line of credit and is available for direct borrowing and the issuance of letters of credit, subject to certain letter of credit sublimits.  The New Credit Facility is scheduled to mature on September 30, 2011.

The obligations under the New Credit Facility are guaranteed by certain of Guess’ existing and future domestic subsidiaries, and such obligations, including the guaranties, are secured by (a) substantially all present and future property and assets of Guess and each guarantor and (b) the equity interests of certain of Guess’ direct and indirect U.S. subsidiaries and 65% of the equity interests of Guess’ first tier foreign subsidiaries.

As of the date hereof, the Company has no direct borrowings outstanding under the New Credit Facility.  Direct borrowings under the New Credit Facility will be made, at the Company’s option, as (a) Eurodollar Rate Loans, which shall bear interest at the published LIBOR rate for the respective interest period plus an applicable margin (which is currently 0.75%) based on Guess’ leverage ratio at the time, or (b) Base Rate Loans, which shall bear interest at the higher of (i) for domestic loans, 0.50% in excess of the federal funds rate, and for Canadian loans, 0.50% in excess of the average rate for 30 day Canada dollar bankers’ acceptances, or (ii) the rate of interest as announced by Bank of America as its “prime rate,” in each case as in effect from time to time, plus an applicable margin (which is currently 0.0%) based on Guess’ leverage ratio at the time.  The Company is also obligated to pay certain commitment, letter of credit and other fees customary for a credit facility of this size and type.

The New Credit Facility requires Guess to comply with a leverage ratio and a fixed charge coverage ratio.  In addition, the New Credit Facility contains customary covenants, including covenants that limit or restrict Guess’ and its subsidiaries’ ability to: incur liens, incur indebtedness, make investments, dispose of assets, make certain restricted payments, merge or consolidate, and enter into certain transactions with affiliates.  Upon the occurrence of an event of default under the New Credit Facility, the lenders may cease making loans, terminate the New Credit Facility and declare all amounts outstanding to be immediately due and payable.  The New Credit Facility specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults.

The New Credit Facility replaces the (a) Amended and Restated Loan and Security Agreement by and among Wachovia Capital Finance Corporation (Western) (formerly known as Congress Financial Corporation (Western)) and Guess, Guess? Retail, Inc. and Guess.com, Inc., dated as of December 20, 2002, as amended, and (b) Canadian Loan and Security Agreement by and among Wachovia Capital Finance Corporation (Canada) (formerly known as Congress Financial Corporation (Canada)) and Guess Canada, dated as of December 20, 2002, as amended (together, the “Prior Credit Facility”).  The Prior Credit Facility was terminated concurrently with the closing of the New Credit Facility.  Certain letters of credit outstanding at closing under the Prior Credit Facility were collateralized with cash and cash equivalents by the Company.

The full text of the New Credit Facility is attached as Exhibit 10.79 to this Current Report on Form 8-K.

Item 1.02.  Termination of a Material Definitive Agreement.

The disclosure required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference

Item 7.01.  Regulation FD Disclosure.

Guess issued a press release on September 20, 2006 announcing the closing of the New Credit Facility, as described in Item 1.01 above. The press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 is being furnished under Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.79                     Credit Agreement by and among Guess?, Inc. and Guess? Canada Corporation, as Borrowers, lenders from time to time party thereto, Bank of America, N.A., as Domestic Administrative Agent and Domestic L/C Issuer, and Bank of America, N.A., acting through its Canada Branch, as Canadian Administrative Agent and Canadian L/C Issuer, dated as of September 19, 2006.

99.1                           Press Release of Guess?, Inc. dated September 20, 2006 (announcing new credit facility).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 22, 2006	GUESS?, INC.

		By:	/s/ Carlos Alberini

Carlos Alberini
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.79

Credit Agreement by and among Guess?, Inc. and Guess? Canada Corporation, as Borrowers, lenders from time to time party thereto. Bank of America, N.A., as Domestic Administrative Agent and Domestic L/C Issuer, and Bank of America, N.A., acting through its Canada Branch, as Canadian Administrative Agent and Canadian L/C Issuer, dated as of September 19, 2006.

99.1	Press Release of Guess?, Inc. dated September 20, 2006 (announcing new credit facility).